Exhibit 10.7.1

AMENDMENT TO THE SECOND AMENDED AND RESTATED
FEEDSTOCK AND SHARED SERVICES AGREEMENT

THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED FEEDSTOCK AND SHARED SERVICES AGREEMENT (this “Amendment”) is entered into as of November 1, 2017 by Coffeyville Resources Refining & Marketing, LLC a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”).

RECITALS

Refinery Company and Fertilizer Company entered into a Second Amended and Restated Feedstock and Shared Services Agreement effective as of January 1, 2017 (the “Agreement”), pursuant to which the parties agreed to provide each other with certain Feedstocks and Services for use in their respective production processes and certain other related matters. Refinery Company and Fertilizer Company desire to amend the Agreement in the manner set forth in this Amendment.

The Parties agree as follows:

1.	Capitalized Terms. Capitalized terms used but not defined herein have the meaning assigned to them in the Agreement.

2.Definitions. Article 1 of the Agreement is hereby amended by adding the following definitions to the list of defined terms in said Article in the appropriate place in said Article based on alphabetical order:

“Natural Gas Line” means the pipeline delivering natural gas in form, as described in Exhibit B, from Southern Star’s pipeline to the Refinery.

“NG Interconnect Line” means the former Tail Gas line that will deliver natural gas from the Refinery to the Fertilizer Plant.

3.Definition of Tail Gas. Article 1 of the Agreement is hereby amended by deleting the following definition: “Tail Gas.”

4.Oxygen Supply to Refinery. Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.4    Oxygen Supply to Refinery. Fertilizer Company shall provide to Refinery Company, solely for use at the Refinery, any Oxygen produced by the Linde Facility and made available to Fertilizer Company, as determined in a commercially reasonable manner by the Fertilizer Company based on its then current or anticipated operational requirements for the operation of the Fertilizer Plant, following reasonable notice from Refinery Company requesting such Oxygen and as further detailed in Exhibit B.
5.Natural Gas. Section 2.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

Natural Gas. Refinery Company purchases natural gas on Southern Star and such natural gas is transported and delivered to the Refinery by the Natural Gas Line and transported and delivered from the Refinery to the Fertilizer Plant by the NG Interconnect Line. Refinery Company will nominate and purchase natural gas transportation and natural gas supplies for the Fertilizer Company and Fertilizer Company agrees to coordinate with Refinery Company with respect to such nominations and to provide Refinery Company timely information regarding Fertilizer Company’s requirements for natural gas transportation and natural gas supplies. Refinery Company shall provide Fertilizer Company with an invoice for natural gas supply and transportation services received by Fertilizer Company promptly following Refinery Company’s receipt of invoices from Southern Star (or Refinery Company’s then-current natural gas transportation provider(s)), any relevant natural gas pipeline and the then current natural gas supplier(s) and for agreed to fees related to infrastructure constructed by Refinery Company to supply natural gas to the Fertilizer Company, as further detailed in Exhibit B.

At the request of either Fertilizer Company or Refinery Company, the Parties agree to use their commercially reasonable efforts to (i) add Fertilizer Company as a party to any natural gas transporter, any successor natural gas provider, or to reach some other mutually acceptable accommodation (including, but not limited to separate natural gas transportation agreements or sales agreements) whereby both Refinery Company and Fertilizer Company would each be able to receive, on an individual basis, natural gas transportation service from the current natural gas provider or a successor natural gas provider on similar terms and conditions; and (ii) separate natural gas purchasing so that the Refinery Company and Fertilizer Company would each purchase for their own account the natural gas supplies to be delivered to the Refinery and Fertilizer Plant respectively.

6.Tail Gas. Section 2.14 and the portion of Exhibit B of the Agreement describing Tail Gas is hereby deleted in its entirety with no replacement.

{Remainder of Page Intentionally Left Blank}

The Parties have executed and delivered this Agreement as of the date first above set forth.

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC	COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By: /s/ David Landreth	By: /s/ Mark Pytosh
Name: David Landreth Title: Executive Vice President and Chief Commercial Officer	Name: Mark Pytosh Title: President and Chief Executive Officer

EXHIBIT B
ANALYSIS, SPECIFICATIONS AND PRICING FOR FEEDSTOCK AND SERVICES
FEEDSTOCKS:

Oxygen
-Gaseous
-Purity	99.6 mol. % (minimum)
-Pressure	65 psig (± 5 psig)
-Flow	29.8 STPD or more upon the request of the Refinery Company
-Price
For Flow from 0 - 29.8 STPD, there will be no charge to the Refinery Company.

For Flow greater than 29.8 STPD, Refinery Company will pay Fertilizer Company $50.00 per short ton of gaseous Oxygen.

This price will be effective from November 1, 2017. In addition, Refinery Company agrees to pay Fertilizer Company a one-time payment of $74,779.50 within a reasonable amount of time after Refinery Company’s receipt of invoice.

-Temperature	Ambient
-Flow measurement
All Oxygen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

The meter measures Oxygen in SCF. The parties agree that the conversion rate from SCF to short ton is 24,157 SCF/ short ton.

Natural Gas
-Purity	Pipeline quality natural gas (Refinery fuel gas will not be considered natural gas for the purposes of this section)
-Flow	All natural gas required by the Fertilizer Plant will be variable but anticipated to be approximately 2,500 MMBtu/day

-Price:
Fertilizer Company will pay Refinery Company each month a fee equal to the sum of:
•    Natural Gas Costs, plus
•    $0.081 per MMBtu of natural gas received by Fertilizer Plant for the Refinery Company’s transportation fee for the Natural Gas Line, plus
•    $0.01 per MMBtu of natural gas received by Fertilizer Plant for the Refinery Company’s transportation fee for the NG Interconnect Line.

This price will be effective from November 1, 2017.

-Natural Gas Costs
Fertilizer Company agrees to pay Refinery Company for the actual costs per MMBtu of natural gas delivered to and accepted by the Fertilizer Plant as invoiced to the Refinery Company by Southern Star. These costs include fees for the natural gas commodity, Southern Star transportation fees and any other fees detailed on the Southern Star invoice.

-Refinery Company’s Transportation Fee for the Natural Gas Line and Escalation Fee
Fertilizer Company agrees to pay Refinery Company’s transportation cost of $0.081/MMBtu which consists of Fertilizer Company’s share of the Refinery Company’s interest costs to construct the pipeline and costs to operate, maintain and transport natural gas on the Natural Gas Line.
The Parties agree that that cost to operate and maintain the Natural Gas Line is $0.007/MMBtu and this portion of the transportation fee will be subject to change commencing January 1, 2020 and each anniversary thereafter. The cost will be adjusted using the Bureau of Labor Statistics (“BLS”) Employment Costs Index Average for Private Industry Workers (all workers) for the previous year.

Refinery Company’s Transportation Fee for the NG Interconnect Line	Refinery Company’s cost to transport, operate and maintain the NG Interconnect Line from the Refinery to the Fertilizer Plant is $0.01/MMBtu.
Stand-by Sales and Transportation Agreement
Fertilizer Company agrees that upon the effective date and during the initial term of Refinery Company’s stand-by sales and transportation agreement with Atmos Energy for natural gas in the event Southern Star is not able to deliver natural gas to the Refinery, Fertilizer Company will pay Refinery Company $500.00 per month during the initial term of such stand-by agreement. The Parties agree to negotiate such payment for any renewal term(s) or new agreement for stand-by natural gas service.
To the extent any natural gas is delivered and received from Atmos Energy, the Parties agree that the price for natural gas detailed above is not in effect and each of the Parties will pay for its pro-rata share of natural gas delivered and received and any other costs detailed on Atmos Energy’s invoice that is applicable to such Party.